EX-28.p.8

Renaissance Investment Management CODE OF ETHICS December 31, 2024 50 EAST RIVERCENTER BOULEVARD ∎ SUITE 1200 COVINGTON, KY 41011 ∎ 800.837.3863 ∎ 513.723.4500 ∎ FAX 513.723.4512 ∎ www.reninv.com

TABLE OF CONTENTS
I.	GENERAL PRINCIPLES		4
	A.	Definitions	4
	B.	Responsibility	8
	C.	Duty to Clients	8
	D.	Prohibited Acts	9
	E.	Suitability	9
	F.	Conflicts of Interest	9
	G.	Outside Employment and Business Activities	10
	H.	Diversion of Renaissance Business or Investment Opportunity	10
	I.	Serving on a Board of Directors	10
	J.	Rumors	10
	K.	Portfolio Pumping and Window Dressing	10
II.	PERSONAL SECURITIES TRANSACTIONS		11
	A.	Purpose	11
	B.	Responsibility	11
	C.	Reporting	11
	D.	Beneficial Interest	12
	E.	Preclearance of Trades and Prohibited Transactions	13
III.	INSIDER TRADING		17
	A.	Supervisory Responsibility	17
	B.	Section 204A of the Adviser Act	17
	C.	Definitions	17
	D.	Renaissance’s Policy on Insider Trading	18
	E.	Affiliated Managers Group Insider Trading Policies & Procedures	18
	F.	Prevention of Insider Trading	18
	G.	Detection of Insider Trading	19
	H.	Sanctions	19
	I.	Acknowledgement	19
IV.	GIFTS, ENTERTAINMENT AND OTHER SENSITIVE PAYMENTS		19
	A.	Gifts	19

	TABLE OF CONTENTS - CONTINUED
	B.	Entertainment	20
	C.	Sensitive Payments/Bribery/Kickback Prohibitions (FCPA)	21
V.	FELONIES, MISDEMEANORS AND SANCTIONS BY REGULATORY ORGANIZATIONS		21
VI.	SECURITIES WHISTLEBLOWER INCENTIVES AND PROTECTION PROGRAM		22
	A.	Securities Whistleblower Incentives and Protection Program (Section 21F (h)(1) of the Exchange Act of 1934)	22
	B.	Renaissance’s Policy on Securities Laws Violations	22
	C.	Violations of the Code, State or Federal Statutes	23
	D.	Issue Reporting	23
	E.	Investigative/Reporting Procedures	23
VII.	DEFEND TRADE SECRETS ACT		24
VIII.	CONFIDENTIALITY		25
IX.	RECORDKEEPING		25
X.	EDUCATION		26
XI.	ACKNOWLEDGMENT		26
XII.	QUESTIONS – CONCERNS		26
XIII.	DELIVERY OF CODE OF ETHICS UPON REQUEST		26

Message from the Managing Partners:

At Renaissance Investment Management (hereafter “Renaissance” or the “Firm”), we strive to exhibit the professionalism in representing the interests of our clients. The ethical culture of Renaissance is of critical importance to us, as is evidenced by the policies and procedures of Renaissance, including this Code of Ethics. Please review this Code of Ethics and strive to adhere to both its letter and spirit.

This Code of Ethics (the “Code” or “Policy”) is incorporated into and made part of the Renaissance Compliance Policies & Procedures Manual by reference.

I.	GENERAL PRINCIPLES

This Code meets the requirements of Rule 204A-1 under the Investment Advisers Act of 1940, as amended, and Rule 17j-1 under the Investment Company Act of 1940, as amended. In general, these rules impose an obligation on registered investment companies and their investment advisers and principal underwriters to adopt a written Code of Ethics covering the personal securities trading activities of certain of their officers and associates. This Code also sets forth other policies and procedures designed to aid Renaissance in complying with other federal securities laws.

A.  Definitions

The following terms are used throughout the text of this Policy and only apply to this Code:

1.	“Account” means a brokerage or other account that holds, or could potentially hold, a Reportable Security in which the Associate has a direct or indirect Beneficial Interest.

2.

“Access Person” means all Renaissance Associates, unless the Associate is deemed as a non-Access person by the Chief Compliance Officer (“CCO”). All Associates are Access Persons for purposes of Rule 204A-1. The CCO has the discretion to deem an Associate a non-Access Person on a temporary basis depending on the circumstances of their employment (e.g., short- or long-term disability or pregnancy) or deem them as covered under another Associate’s reporting/preclearance requirements (e.g., child or spouse working for Renaissance temporarily). If an Associate is deemed a non-Access Person on a temporary basis, they are still required to preclear any transactions that occur in their absence through any means the CCO deems appropriate.

For preclearance, trading and securities reporting purposes, members of the Associate’s immediate family (defined as his or her spouse, domestic partner, fiancée, minor children and/or other dependent relatives or persons) living in the same household are considered Access Persons.

2.	“Advisers Act” means the Investment Advisers Act of 1940 and the rules and regulations promulgated thereunder, as amended from time to time.

3.	“Affiliate” means an entity that is controlled by, controls or is under common control with Renaissance.

4.

“Affiliated Funds” are mutual funds provided by an investment company, which are required to be registered under the Investment Company Act of 1940, that are managed by Renaissance, Affiliated Managers Group (“AMG”) or an AMG Affiliate. AMG maintains the list of Affiliated Funds and upon amendment promptly provides the updated list to the Renaissance CCO for distribution to Renaissance Associates.

5.	“Associate” refers to all Renaissance partners and employees.

6.

“Automatic Investment Plan” means a program in which regular periodic purchases of Reportable Securities (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.

7.

“Beneficial Interest/Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a) (2) under the Securities Exchange Act of 1934, as amended, in determining whether a person is a beneficial owner of a security for the purposes of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. As a general rule, “Beneficial Interest” will be attributed to an Associate in all instances where the Associate:

(i)	Possesses the ability to purchase or sell the securities (discretion or the ability to direct the disposition of the securities);

(ii)	Possesses voting power (including the power to vote or to direct the voting) over such securities; or,

(iii)	Receives any benefits substantially equivalent to those of ownership.

An Associate is presumed to be a Beneficial Owner of securities that are held by his/her immediate family members including domestic partners living in the Associate’s household.

8.	“Buy List” is the list of recommended securities currently being utilized to invest client funds in any of Renaissance’s strategies, excluding incubated strategies.

9.

“CCO” refers to Renaissance’s Chief Compliance Officer. The CCO has the right to delegate compliance responsibilities to other Associates at Renaissance, but retains responsibility to monitor the completion of those compliance responsibilities.

10.

“Closed-end fund” is an investment company’s mutual funds whose shares are issued and sold to the public with a specified number of shares in a one-time initial public offering, meaning no additional shares will be issued. Closed-end funds are bought and sold either on stock exchanges or over-the-counter. The value of the shares is set by the transactions on the secondary market and can be higher or lower than the value of the portfolio securities that make up the closed-end investment company.

11.	“Code” or “Code of Ethics” refers to the Code that is in force and is currently available on the Renaissance intranet.

12.	“Control” shall have the same meanings as set forth in Section 2(a)(9) of the Investment Company Act of 1940, a summary of which states:

‘‘Control’’ means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting securities of a company shall be presumed to control such company. Any person who does not so own more than 25 per centum of the voting securities of any company shall be presumed not to control such company. A natural person shall be presumed not to be a controlled person within the meaning of this title.

13.

“Family Member” means anyone living in the household of the associate as well as children, parents and in-laws. Only family members living in the same household are considered access person for pre-clearance purposes.

14.	“Firm” and “Renaissance” means The Renaissance Group LLC, doing business as Renaissance Investment Management.

15.

“Focus List” aka “Highest Ranked Investment Opportunities List” is a list of securities comprised of the top 20% of the investment universe for all Renaissance strategies, except for the International Small Cap and Emerging Markets strategies, which are comprised of the top 30% of the investment universe.

16.

“Frozen Account” means a client account in which the account holder or authorized representative has instructed Renaissance to cease trading securities within an account due to death, pending liquidation or transfer of the securities in the account, etc.

17.	“Gift” means a gift, as broadly defined, received or given by Renaissance or an Associate in relation to Renaissance’s business.

18.	“Incubated Strategy” is a Renaissance investment strategy that only contains Associate, Associate-family or other Associate beneficially owned accounts.

19.

“Initial Public Offering” is the first sale of an offering of securities registered under the Securities Act of 1933, as amended (the “Securities Act”) to the public, by a private company subject to the registration requirements of Section 5 of the Securities Act.

20.	“Limited Offering” means an offering of securities pursuant to an exemption from the registration requirements of the Securities Act.

21.	“Model Change” means changes in existing models (Buy Lists) initiated by a portfolio manager or analyst wherein one or more securities are added or removed from current models (Buy Lists).

22.

“Open-end fund” is a mutual fund that, when used in the context of general equities, continually creates new shares on demand. Mutual fund shareholders buy the funds at net asset value and can redeem them at any time at the prevailing market prices.

23.

“Portfolio Pumping” (also known as “marking the close”) means the illegal act of bidding up the value of a portfolio right before the end of a quarter, when the portfolio’s performance is measured. This is done by placing a large number of orders on existing holdings, which drives up the value of the portfolio.

24.

“Reportable Security” means all securities in which an Associate has a Beneficial Interest or discretion with five exceptions listed below. Note: A Reportable Security means a security as defined in Section 202(a) (18) of the Act (15 u.s.c. 80b-2(a)(18)), which includes all instruments that are considered a “security” under the Investment Advisers Act of 1940.

Reportable Securities specifically do not include the following five types of securities:

(i)	Transactions and holdings in direct obligations of the Government of the United States;

(ii)	Money Market instruments - bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high-quality, short-term debt instruments;

(iii)	Shares of money market funds;

(iv)	Transactions and holdings in shares of open-end mutual funds, unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for the open-end mutual fund; and,

(v)	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated open-end mutual funds.

For purposes of clarification, the following securities are examples of Reportable Securities, but is not a complete list of Reportable Securities:

●	stocks

●	bonds, including government agency bonds

●	municipal bonds

●	closed-end funds

●	exchange traded funds (“ETFs”)

●	Affiliated Mutual Funds

●	American Depositary Receipts (“ADRs”)

●	options

●	futures

●	foreign unit trusts

●	foreign mutual funds

●	investment clubs

●	dividend reinvestments that are directed by an Associate

●	stock purchase plan acquisitions directed by an Associate

●	warrants

●	limited partnerships – including hedge funds

●	private placements

25.

“Restricted List” is a list of securities maintained by the CCO for which Renaissance or an Associate of Renaissance could be in possession of material, nonpublic information. Securities will remain on the Restricted List until the material, nonpublic information becomes public information, at which time the security will be removed from the list.

26.

“Restricted Trading List” is a list comprised of the securities in the current “Buy List” and “Focus List” for each Renaissance investment strategy that is not an Incubated Strategy, including actively managed securities currently or previously recommended (still held in accounts due to Portfolio Manager discretion) by Renaissance and alternate securities recommended by Renaissance.

ETFs, ETNs and Unaffiliated open-end mutual funds are excluded from the Restricted Trading List.

“Non-Restricted Trading List” securities held in “Frozen Accounts” or Unsupervised Securities are not considered to be actively managed by Renaissance for the purposes of the Code. Any previously recommended nonrestricted securities held in a client’s managed account due to client direction are excluded from the definition of Restricted Trading List securities.

Note: For securities with multiple tickers, the Restricted Trading List applies to all tickers of the company.

27.	“Public Company” means any entity subject to the reporting requirements of Section 12 or 15(d) of the Securities Exchange Act of 1934.

28.

“Security” under Reportable Security means any note; stock; treasury stock; security future; bond; debenture; evidence of indebtedness; certificate of interest or participation in any profit-sharing agreement; collateral-trust certificate; preorganization certificate or subscription; transferable share; investment contract; voting-trust certificate; certificate of deposit for a security; fractional undivided interest in oil, gas, or other mineral rights; any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof); or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency; or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

29.

“Short-Term Trading” is the purchase and sale of a security within 30 days in the same account. Sales and subsequent purchases are not considered short-term trading unless the security that is purchased is sold again within 30 days.

30.

“Unsupervised Securities” means any securities requested to be held by a client in his/her custodial account, which are not actively managed or charged a management fee by Renaissance, including securities that are sold by Renaissance when an account transitions to Renaissance. In some Wrap/SMA platforms, these securities are referred to as securities held below the line.

31.

“Window Dressing” is a strategy used by mutual fund and other portfolio managers near the year- or quarter-end to improve the appearance of a portfolio’s/fund’s performance before presenting it to clients or shareholders. To window dress, the portfolio manager sells stocks with large losses and purchases high-flying stocks near the end of the quarter. These securities are then reported as part of the portfolio’s/fund’s holdings.

B.  Responsibility

It is the responsibility of Renaissance’s management to ensure that Renaissance conducts its business in accordance with ethical standards in keeping with its fiduciary duties to its clients. Accordingly, this Code provides details of the regulatory and ethical standards to which all Renaissance Associates must adhere.

C.  Duty to Clients

Renaissance has a duty to exercise its authority and responsibility in the best interest of its clients, which includes the responsibility to make full and fair disclosure of all material facts, especially when Renaissance’s or its Associates’ interests may conflict with those of its clients. Renaissance Associates must disclose any conflicts of interest between their personal accounts/Renaissance/affiliate interests and the client’s accounts/interests to the CCO. This is accomplished through the Annual Certification Form and one-on-one Associate meetings with the CCO, if the Associate has conflicts to disclose.

D.  Prohibited Acts

Associates must comply with applicable federal securities laws. Associates are prohibited in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any client account(s) from:

1.	Employing any device, scheme or artifice to defraud;

2.	Making any untrue statement of a material fact;

3.	Omitting to state a material fact necessary in order to make a statement, in light of the circumstances under which it is made, not misleading;

4.	Engaging in any fraudulent or deceitful act, practice or course of business; or engaging in any manipulative practices; and,

5.	Using research or software procured from soft dollars for their own personal benefit.

E.  Suitability

Renaissance shall only recommend those investments that are suitable for a direct-managed client based upon the direct-managed client’s particular situation and circumstances. This is accomplished based on the direct-managed client’s written Investment Policy and Guidelines. If a direct-managed client does not have such a document, Renaissance will request that the client complete an Investment Objective Questionnaire. Wrap/SMA and UMA Sponsors are responsible for the suitability of investment selections for the clients on their platforms, except for one Wrap/SMA Sponsor where Renaissance has responsibility for client suitability per contractual agreement.

We also remind clients to review the suitability of their portfolios through our annual ADV offer letter and quarterly in our client appraisal, which asks direct-managed clients to inform Renaissance if their financial situation, investment objectives or reasonable investment restrictions have changed.

Note: Please refer to the Renaissance Compliance Manual for additional details.

F.  Conflicts of Interest

Renaissance has a duty to disclose potential and actual conflicts of interest to its clients. All Associates have a duty to report potential and actual conflicts of interest to the CCO. It is not possible to provide a precise or comprehensive definition of a conflict of interest. However, one factor that is common to all conflicts of interest situations is the possibility that an Associate’s actions or decisions will be affected because of actual or potential differences between or among the interests of Renaissance, its affiliates or clients and/or the Associate’s own personal interests. An Associate’s particular activity or situation could be found to involve a conflict of interest even though it does not result in any financial loss to Renaissance, its affiliates or clients or any gain to Renaissance or the Associate, regardless of the motivations of the Associate involved.

Investments by Associates that interfere with their duties at Renaissance divide loyalty or could create an actual conflict or the appearance of a conflict of interest. Each Associate must promptly report any situation or transaction involving what could be an actual or potential conflict of interest to the CCO. In each instance, the CCO and a Managing Partner or another Senior Partner shall be responsible for determining if a conflict of interest exists, and if a conflict exists, how it should be remedied.

Meetings between Associates and the CCO to report potential conflicts, the Annual Certification Form and the reporting and approval (or disapproval) of outside employment and business activities are the methods used to communicate Associate conflicts or potential conflicts to the CCO.

Examples of potential conflicts include Associate family members who work for a Renaissance vendor or who sit on the board of a publicly traded company in which Renaissance could invest.

G.  Outside Employment and Business Activities

Associates shall not be employed by, accept any remuneration from or perform any services for any person or entity, including serving as a trustee, general partner of a partnership, or as a director, officer or in a similar capacity for any entity or organization other than Renaissance or any Affiliate of Renaissance, except as specifically authorized by a Managing Partner or Senior Partner of Renaissance. The Associate must submit an Outside Employment Approval Form to the CCO for review and approval prior to obtaining outside employment. If the Associate changes his/her place of outside employment, a new form must be submitted to the CCO for approval. Associates should never have any outside employment that could cause embarrassment to or jeopardize the interests of Renaissance, interfere with the operations of Renaissance or adversely affect his/her productivity or that of other Associates.

H.  Diversion of Renaissance Business or Investment Opportunity

Associates shall not acquire or derive personal gain or profit from any business or investment opportunity that comes to his/her attention as a result of his/her association with Renaissance, if he/she should reasonably have known Renaissance or its clients could reasonably be expected to participate or have an interest in such business or investment opportunity. In this situation, the Associate must disclose in writing all relevant facts to the CCO and receive specific written authorization from the CCO prior to engaging in the investment opportunity.

I.  Serving on a Board of Directors

Associates are permitted to serve on the Board of Directors of a publicly traded company, private company or charitable organization. Any board directorships must be approved by the CCO and Associates must complete a Board Directorship Reporting Form. The CCO will document this potential conflict of interest and track all directorships. When serving as Board Members, Associates may serve in an investment-related position on the board (e.g., investment committee member) if they do not provide selection advice regarding specific securities (e.g., allowable activities include selection of investment advisors, asset allocation management or investment policy creation). It is the Board Member’s/Associate’s responsibility to notify the CCO of the termination of such service or any new Board service.

J.  Rumors

An Associate is prohibited from intentionally or unintentionally starting or participating in rumors regarding any Reportable Security.

K.  Portfolio Pumping and Window Dressing

Portfolio pumping and window dressing are specifically prohibited by this Code.

II.	PERSONAL SECURITIES TRANSACTIONS

Advisers Act Rule 204-2

A. Purpose

The following procedures are designed to ensure that conflicts with client interests are avoided and that Renaissance Associates conduct their personal trading activities in a manner consistent with Renaissance’s fiduciary obligations and regulatory requirements.

B. Responsibility

The CCO shall ensure that current and accurate records of all covered personal securities transactions of all Renaissance Associates are maintained.

C. Reporting

1.

Initial/Annual Holding Reports: Each Associate must submit to the CCO a report of all Accounts that hold or could potentially hold Reportable Securities and a list of Reportable Securities contained in those Accounts initially within 10 calendar days of his/her employment. Thereafter, Associates must submit an Annual Holdings Report no later than February 14th of the following calendar year with a statement date as of 12/31 of the previous year, unless a statement dated 12/31 is not available from the custodian/provider. If a statement dated 12/31 is not available, the Associate will provide the most recent statement available. The information in the Annual Holdings Report must be current as of a date within 45 calendar days prior to the date the Annual Holdings Report is submitted; or certified that is it current within that reporting period. The Annual Holding Reports are maintained on the Renaissance intranet and annually the CCO, or CCO’s designee, will send an email requesting that Associates complete the Annual Holdings Report. The CCO or CCO’s designee, reviews all received Initial and Annual Holdings Reports.

2.

Quarterly Transaction Report: Each Associate must submit a Quarterly Transaction Report of his/her personal securities transactions in Reportable Securities during the calendar quarter to the CCO no later than 30 calendar days after the end of each calendar quarter. The Quarterly Transaction Report is maintained on the Renaissance intranet and quarterly the CCO, or CCOs’ designee, will send an email requesting that Associates complete the Quarterly Transaction Report. Completed Quarterly Transaction Reports are retained electronically on the Preclearance System. Duplicate quarterly brokerage account statements can be submitted in lieu of listing the holdings/transaction information on the Quarterly Transaction Reports, provided all of the required transaction information is contained in the statements.

In addition, quarterly each Associate must ensure that their list of Accounts is up to date on the Preclearance System on the Renaissance intranet prior to submitting his/her Quarterly Transaction Report.

Rule 204A-1 permits three exceptions to personal securities reporting. Reports are not required:

●	With respect to transactions effected pursuant to an automatic investment plan.

●	With respect to securities held in accounts over which the Access Person had no direct or indirect influence or control.

●	In the case of an advisory firm that has only one Access Person, as long as the firm maintains records of the holdings and transactions that rule 204A-1 would otherwise require to be reported.

●	The CCO or CCO’s designee, reviews all submitted Quarterly Transaction Reports.

3.	Supplemental Data: The CCO can require that Associates provide supplemental transactional data at year-end in order to reconcile the current Associate Annual Holdings Report to the previous one.

4.

Duplicate Brokerage Confirmation and Statements: A duplicate confirmation of trades for Reportable Securities should be sent (by the brokerage firm, if possible) to the CCO at: Renaissance Investment Management, Attn: CCO at Renaissance’s current mailing address. The CCO should be listed as an interested party in order to receive copies of trade confirmations for all Accounts in which an Associate has a Beneficial Interest that contain or could potentially contain Reportable Securities.

Accounts over which Associates do not have direct or indirect influence or control are not required to be set up for duplicate confirmations, including those where an interested party cannot be added to an account such as a 401(k) or stock plan.

D. Beneficial Interest

1.

The term “Beneficial Interest” is defined in Section I.A.7 of this Code. For purposes of clarification, an Associate is presumed to have a Beneficial Interest in, and therefore an obligation to pre-clear and report, the following:

a.	Reportable Securities owned directly by an Associate in his/her name;

b.	Reportable Securities owned by an Associate indirectly through an Account or investment vehicle for his/her benefit, such as an IRA, brokerage account, 529 Plan, family trust or partnership;

c.	Reportable Securities owned in which the Associate has a joint ownership interest, such as securities owned in a joint brokerage account;

d.

Reportable Securities in which a member of the Associate’s immediate family (defined as “his/her spouse, domestic partner, fiancée, minor children, and/or other dependent relatives or persons”) living in the same household has a direct, indirect or joint ownership interest with the Associate; and,

e.

Reportable Securities owned by trusts, private foundations, power of attorney or other charitable accounts for which the Associate has investment discretion (other than accounts that are managed by Renaissance).

2.a.

An exception to the reporting and preclearance rules outlined in Section II.E of this Code applies to the following Accounts for which the Associate has no direct or indirect (other than Section II.E.1.c of this Code) influence or control:

1.

Accounts managed by a third-party investment adviser. If an Account is managed by a nonaffiliated, third-party investment adviser, the Associate must obtain and submit an Affidavit for Non-Renaissance Managed Accounts to the CCO and complete the Annual Certification Form section regarding their third-party adviser.

2.	An Associate’s Account managed by Renaissance, for which the Associate is not the Portfolio Manager. The Associate’s Account must be managed in a manner consistent with the other clients in the strategy, and his/her trades must be executed at the end of the trading rotation in order to qualify for the preclearance exceptions and quarterly reporting exceptions outlined in this section. However, Annual/Initial Holdings Reports are still required under Section II.C.1 of this Code. If the Associate exercises investment discretion for his/her own Account managed by Renaissance other than model changes, rebalancing, opening or closing an account, the reporting and preclearance requirements of Section II of this Code will apply.

3.

An Associate’s Account managed by Renaissance for which he/she is the Portfolio Manager, provided his/her Account is managed in a manner consistent with the other clients in the strategy, and his/her trades are executed at the end of the trading rotation. However, Annual/Initial Holdings Reports are still required under Section II.C.1 of this Code. If the Associate exercises investment discretion for his/her own Account managed by Renaissance other than model changes, rebalancing, opening or closing an account, the reporting and preclearance requirements of Section II of this Code will apply.

b.  An exception to the reporting and preclearance rules outlined in Section II.E of this Code (other than Section II.E.1.c of this Code) also applies to transactions effected pursuant to an automatic investment plan, which includes dividend reinvestment plans. However, the initial set up of an automatic investment plan is subject to Section II.E of this Code.

E. Preclearance of Trades and Prohibited Transactions

1.	Preclearance of Trades and Review

 a. Preclearance Form: All Reportable Securities must be precleared other than the following exceptions:

●	Acquisition of stock dividends

●	Bond calls

●	Consolidations

●	Futures and options on currencies or on a broad-based securities index

●	Gifts of securities

●	Limited Partnership subsequent draws after initial approval

●	Mergers

●

Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

●	Subsequent dividend reinvestments after initial approval

●	Subsequent automatic investments after initial approval

●	Stock splits

●	Spin-offs

●	Tender offers

●	Variable Annuities (underlying nonaffiliated funds) – affiliated funds must be pre-

cleared

●	Unaffiliated open-ended mutual funds

Associates must submit a Preclearance Form electronically on the Renaissance intranet Preclearance System or via email (as described below) for all transactions in Reportable Securities, not excluded above, on the day the transaction is to be executed. If the intended transaction is not a Prohibited Transaction (as defined below in Section II.E.2.a. of this Code), the Preclearance System will automatically approve the intended transaction and communicate the approval to the Associate. If the Associate wants an exception override or another type of manual override is used, the CCO, or the CCO’s designee, will provide the manual override approval. The pre-clearance is only valid for the date approved for all pre-cleared securities except for Private Placements, Hedge Funds, Limited Partnerships, initial automatic investments and limit orders, and is not in effect until approval is received from the CCO. If the broker did not finish the trade on the day the transaction was pre-cleared, the transaction does not have to be precleared again the next day. The CCO will submit his/her Preclearance Form to a Managing Partner or another Senior Partner of Renaissance electronically via the preclearance system.

The CCO can preclear an investment transaction via email if the Associate is traveling; the Preclearance System is down; the system cannot currently accept the preclearance, such as direct investments, commodities, etc.; or for any other reason the CCO deems necessary. The emailed preclearance will be kept electronically and the information transferred to the Preclearance System.

Note: Mistakes made by an Associate in precleared financial account numbers or number of shares will not be considered a violation of the preclearance policy and will be corrected on the Preclearance System when the transaction confirmation is received.

b. Automatic Investment Plans: Automatic Investments in Reportable Securities must be precleared when initially established and again for any changes to the recurring precleared amount. Any subsequent purchases or sales in a Reportable Security in accordance with an Automatic Investment Plan are not subject to the preclearance or prohibited transaction rules promulgated herein. Pre-clearances for automatic investment plans needs to be precleared at least three (3) trading days prior to the initial investment. The preclearance approval for the automatic investment plan will be valid for 60 days, after which time it must be reapproved. The automatic investment plan must be started 30 days prior to the security being added to the Restricted Trading List. Restricted Trading List Securities can be invested in as part of an Automatic Investment Plan if the Restricted Trading List Security has not been traded as part of a model change within the last (3) three trading days prior to approval.

c. Restricted Trading List Security Annual Sale Exceptions: Associates are allowed to sell up to five (5) Restricted Trading List securities in a calendar year. The sale transaction can only be executed if there are no model change transactions being executed in the security being sold, and it has been three (3) trading days since the model change transactions in the security have been completed.

d. Restricted Trading List Security Bought 30 or More Days Prior to Being Added to The Restricted Trading List: An Associate can sell a Restricted Trading List security at any time, if it was purchased 30 or more days prior to the security being added to the Restricted Trading List. A current Associate who can prove the Restricted Trading List security was held before they worked for Renaissance can sell the shares previously owned if they provide evidence of ownership prior to employment. The sale transaction can only be executed if there are no model change transactions being executed in the security being sold, and it has been three (3) trading days since the model change transactions in the security have been completed.

e. Limited/Private Offerings/Hedge Funds: Acquisitions of securities in private offerings, limited offerings, limited partnerships or hedge funds need to be pre-cleared as provided in Section II.E.1.a of this Code. Notwithstanding any language to the contrary in this Code, an Associate is only required to preclear any transaction that they have discretion over (e.g., the initial investment to a limited partnership would have to be precleared but nondiscretionary draws by the partnership do not have to be pre-cleared). Since Renaissance does not invest in hedge funds, limited partnerships or other private offerings for any of our strategies and the Associate does not control when the initial investment will occur in the investment process, the Associate needs to preclear the investment on the date of or prior to investment in the offering/fund.

f.  Options Trading: The associate will preclear the initial call or put and when the option is exercised, the associate will enter the executed transaction into the pre-clearance system and link it to the original transaction.

2. Prohibited Transactions

a. Securities on a Renaissance Restricted Trading List: In order to avoid any actual or apparent conflicts of interest with Renaissance trading on behalf of its clients, Renaissance does not permit any personal trading in securities:

●	that are currently on any Renaissance Restricted Trading List, except in limited cases such as Hardship Exemptions (as described in Section II.E.5 of this Code below);

●	except in Automatic Investment Plans (as described in Section II.E.1.b of this Code above);

●	except in Restricted Trading List securities owned prior to employment with Renaissance (as described in Section II.E.1.d of this Code above);

●	except if a Restricted Trading List security was purchased 30 days or more prior to being added to a Renaissance Restricted Trading List (as described in Section II.E.1.d of this Code above); and,

●	except for the five (5) Restricted Trading List securities that can be sold in a calendar year (as described in Section II.E.1.c of this Code above).

Renaissance does not permit any personal trading in securities that were recently on a Renaissance Restricted Trading List until three (3) trading days after the security has been removed from the Restricted Trading List. If the security was on the Buy List, then the transactions the day before and the day of the trade, up to the time of the pre-clearance approval, will also be reviewed before pre-clearance is granted. In the CCO’s absence, another member of Senior Management will conduct the review.

b. Securities Not on a Renaissance Restricted Trading List: In furtherance of the objective of avoiding any actual or perceived conflicts of interest, Renaissance does not permit any personal trading in securities in which Renaissance traded for a client, unless it has been three (3) trading days since the model change transactions have been completed or the security is an unaffiliated open-end mutual fund.

c. Short-Term Trading: Short-term trading in Restricted Trading List securities and Affiliated Mutual Funds is prohibited. Associates are allowed to short-term trade non-Restricted Trading List securities an unlimited number of times for a loss and are limited to 24 trades for a profit in a calendar year.

3.	Initial Public Offerings

Associates are allowed to acquire securities through Initial Public Offerings (“IPOs”) subject to the preclearance requirements of this Code.

4.	Limit/Stop Loss Orders

Limit orders are good for up to 30 calendar days without preclearance reapproval. After 30 calendar days, the Limit/Stop Loss Order must be reapproved through the preclearance system.

5.	Hardship Exemption

An Associate can submit a request for an exemption from the prohibited transactions, outlined in Sections II.E.2.a. through b. of this Code, with respect to the sale of a security due to a hardship situation (e.g., unforeseen medical, college or other significant expenses or the purchase of a home). All requests must be in writing and state the reason(s) for the hardship sale of the security. Any such request will require the approval of a Managing Partner or Senior Partner and the CCO. Any such waiver request can be approved or denied at Renaissance’s sole discretion, and any such decision will be final. If Renaissance approves a hardship exemption request, Renaissance can require the Associate to meet certain conditions in conducting the personal trade(s) to ensure that there is no actual or apparent conflict of interest created by the exemption.

6.	Gifts of Reportable Securities

The giving or receiving of a gift of a Reportable Security in the form of a gift to or from an Account in which an Associate has a Beneficial Interest is not subject to the preclearance rules promulgated under this Section II.E.

7.	Testing for Compliance and Resolution of Violations

The CCO, or the CCO’s designee, shall be responsible for ensuring periodic reviews of personal securities transactions are conducted to ensure compliance with both the letter and the spirit of this Code. Another Senior Partner or designated Partner(s), will be responsible for approving and overriding any CCO transactions. The CCO will be responsible for determining appropriate remedial action if violations are discovered. Such remedial actions can include but are not limited to: a memorandum to the Associate; administrative warnings; demotion; monetary penalties; suspension; revocation of trading privileges; trade cancellation, sell positions at a loss; dismissal from Renaissance, etc.

In addition, in the case of an Associate engaging in a prohibited transaction, the CCO can require the Associate to reverse the transaction and disgorge any realized profits to charity. These are guidelines only, so Renaissance can apply any appropriate sanction depending on the circumstances of the violation.

III.	INSIDER TRADING

Advisers Act Section 204A

A. Supervisory Responsibility

The CCO shall be responsible for implementing, monitoring and enforcing Renaissance’s policies and procedures against insider trading embodied in this section of the Code. In addition, all Associates are subject to Affiliated Managers Group, Inc.’s Insider Trading Policies and Procedures, which is posted on the Renaissance intranet under Compliance/Documents.

B. Section 204A of the Adviser Act

Section 204A requires all investment advisers to establish, maintain and enforce written procedures designed to prevent the misuse of material, nonpublic information in violation of the Securities and Exchange Act of 1934. This conduct is frequently referred to as “insider trading.”

C. Definitions

Insider: The term “insider” is broadly defined. It includes officers and Associates of Renaissance who (by virtue of his/her employment or other close association) has insider information on a publicly traded firm. Insider information is defined as material information about a company’s activities that has not been disclosed to the public. In addition, a person can be a “temporary insider” if that person enters into a special confidential relationship. A temporary insider can include, among others, Renaissance’s attorneys, accountants, consultants, and the employees of such organizations. In addition, Renaissance could become a temporary insider of a client it advises or for whom it performs other services. If a client expects Renaissance to keep the disclosed nonpublic information confidential and the relationship implies such a duty, then Renaissance will be considered an insider.

1.

Insider Trading: The term “insider trading” is not defined in federal securities laws, but usually is used to refer to the effecting of securities transactions while in possession of material, nonpublic information (whether or not one is an “insider”) or to the communication of material, nonpublic information to others. While the law concerning insider trading is not static, it is understood that the law prohibits:

a. Trading by an insider, while in possession of material, nonpublic information;

b. Trading by a non-insider (also called a “temporary insider”) while in possession of material, nonpublic information; and where the information was either disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; and,

c. Communicating material, nonpublic information to others.

2.

Material Information: The term “material information” is usually defined as information that a reasonable investor would most likely consider important in making their investment decisions, or information that is reasonably certain to have a substantial effect on the price of a firm’s securities, regardless of whether the information is related directly to their business. Material information includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; major litigation; liquidation problems; and extraordinary management developments.

3.

Nonpublic Information: Information is nonpublic until it has been effectively communicated to the marketplace. For example, information found in a report filed with the SEC or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public information.

D. Renaissance’s Policy on Insider Trading

All Associates are prohibited from trading either personally or on behalf of others on material nonpublic information or communicating material nonpublic information to others in violation of Section 204A. After an Associate has received information, he/she should refrain from trading while in possession of that information unless he/she first determines that the information is public, nonmaterial or both. The Associate also must refrain from disclosing the information to others, such as immediate family, domestic partners, relatives and/or business or social acquaintances. The Associate will immediately report any “material nonpublic information” to the CCO and not report it to anyone else at Renaissance. If the Associate has any questions as to whether the information is material and nonpublic, he/she must resolve the question with the CCO before trading, recommend trading or divulging the information to anyone other than the CCO.

In accordance with this policy to prevent trading of public securities based on material, nonpublic information, the CCO will maintain a “Restricted List” that identifies any securities that cannot be purchased for an Associate, client or Renaissance-owned accounts because material, nonpublic information could have been received by an Associate(s) of Renaissance. Whether the security is added to the Restricted List will depend on the CCO’s investigation of who at Renaissance possesses the “insider information” and to whom it has been distributed within Renaissance. The CCO has the option to restrict a single person from transactions in that security if the CCO deems that person is the only one with the “insider” knowledge and this fact is documented.

The name of the issuer on the Restricted List could be coded as “prohibited” in Renaissance’s preclearance system if the knowledge is known by a decision maker (e.g., Portfolio Manager/Analyst). The Performance & Portfolio Analyst and CCO will ensure Renaissance does not act on this information for Renaissance’s clients, Associate’s personal use or a Renaissance strategy/client until the information becomes public knowledge. After the information becomes public knowledge, the security will be removed from the Restricted List and Associates and Renaissance will be able to trade freely in the security.

E.  Affiliated Managers Group Insider Trading Policies & Procedures

As an affiliate of Affiliated Managers Group (“AMG”), all Associates are subject to the AMG Insider Trading Policies & Procedures (AMG Policy). The AMG Policy describes the specific trading procedures for securities of AMG. The AMG Policy is posted on the Renaissance intranet and incorporated into this Code by reference. When updates are made to the AMG Policy, the CCO, or the CCO’s designee, sends an email notifying Associates that the updated AMG Policy has been posted on the intranet for Associate review. All AMG securities transactions require preclearance by Renaissance’s CCO together with AMG’s Clearance Officer, or a designee.

F. Prevention of Insider Trading

To prevent insider trading from occurring, the CCO shall:

1.	Design an appropriate educational program and provide educational materials to familiarize Associates with Renaissance’s policy;

2.	Answer questions and inquiries regarding Renaissance’s policy;

3.	Review Renaissance’s policy on a regular basis and update it as necessary to reflect regulatory and industry changes;

4.	Resolve issues as to whether information received by an Associate constitutes material and nonpublic information; and,

5.	Upon determination that an Associate has possession of material nonpublic information:

a. Implement measures to prevent dissemination of such information; and,

b. Restrict Associates from trading in any affected securities.

G. Detection of Insider Trading

In order to detect insider trading and inappropriate personal securities transactions, the CCO, or a designee, shall ensure a periodic test is done to review for insider trading as part of the Annual Compliance Review.

H. Sanctions

Any violation of the Insider Trading Policy can be expected to result in serious sanctions by Renaissance. Upon learning of a potential insider trading violation, the CCO shall prepare a report for the Managing Partners and Senior Partners of Renaissance that provides details and recommendations for further action, which could include, but is not limited to, reprimands, demotions, monetary penalties, disgorgement of profits, suspensions and/or dismissal, etc.

I.  Acknowledgement

Renaissance requires that all Associates annually acknowledge in writing that they have reviewed and agree to comply with Renaissance’s policy and procedures regarding Insider Trading on the Annual Certification Form.

IV.	GIFTS, ENTERTAINMENT AND OTHER SENSITIVE PAYMENTS

A. Gifts

It is common practice while conducting business to give and receive Gifts. However, such giving and receiving of Gifts creates the potential for real and perceived conflicts of interest. It is Renaissance’s policy to discourage Associates from giving extravagant Gifts (to be determined by the CCO) in dealings with clients, prospects, vendors and other third parties. Likewise, Renaissance discourages the receipt of extravagant Gifts. The following policies and procedures are designed to put limits on and properly monitor these Gifts to ensure that no actual or potential conflicts of interest arise.

The definition of Gifts includes paying for lodging, travel expenses or any other business expense for another person, excluding meals. Accordingly, such practices are subject to these policies and procedures. Renaissance Associates can attend free seminars that vendors sponsor as long as their travel and hotel expenses are not reimbursed by the vendor.

1.	Logging and Approval of Gifts

a.	Gifts of over $10 must be reported to the CCO and recorded on the gift log, whether given or received by an Associate of Renaissance. Gifts greater than

$100 are prohibited unless approved by the CCO, whether given or received by an Associate of Renaissance. There is a cumulative $100 calendar year limit for each Associate for the receipt or giving of gifts to or from a brokerage firm, Renaissance client, vendor or any third party. Gifts for funeral arrangements whether given or received by Renaissance or its Associates are excluded from the limits listed above.

b.

Gifts of cash, including a cash equivalent such as a gift certificate, bond, security or other items that may be readily converted to cash are prohibited with the following exception. A gift card of $10 or less may be accepted by an Associate. Under no circumstance is it acceptable for an Associate to sell a Gift for his/her profit or for the profit of Renaissance.

c.

Acceptance of a Gift that is directed to the Firm must be reported to the CCO by the recipient. Such a Gift, if approved, will be accepted on behalf of and treated as the property of Renaissance and recorded on the Gift Log as a Firm gift and can be valued up to $200 without prior approval. An email will be sent to Renaissance Associates announcing the gift is available for everyone’s use.

d.

Gifts are permitted only when made in accordance with applicable laws and regulations and in accordance with generally accepted business practices in the various countries and jurisdictions where Renaissance conducts business.

e.

If an Associate receives a Gift that is prohibited under the Code, it must be declined or returned in order to protect the reputation and integrity of Renaissance. If the Gift has already been received and cannot be returned, it will be donated to a charity of a Managing Partner’s or Senior Partner’s choice. If the gift is received by a Managing Partner or Senior Partner (other than the CCO), it will be donated to a charity of the CCO’s choice. Any question as to the appropriateness of any Gift should be directed to the CCO.

B. Entertainment

Renaissance recognizes that occasional participation in business entertainment with representatives from organizations with whom Renaissance transacts business, such as clients, potential clients or any person or entity that does or seeks to do business with or on behalf of Renaissance, can be useful in relationship building and is a common practice in business. Examples of such business entertainment include: lunches; dinners; cocktail parties; golf outings; or attending professional sporting events. However, such entertainment practices do give rise to the potential for real and perceived conflicts of interest. It is Renaissance’s policy to discourage an Associate from relying heavily on entertainment in relationship building with clients, prospects, vendors and other third parties. Likewise, Renaissance discourages the regular receipt of entertainment from any single vendor. The following policies and procedures are designed to put limits on and properly monitor these activities to ensure that no actual or potential conflicts of interest arise.

1.

Occasional participation by an Associate in business entertainment for legitimate business purposes is permitted provided a representative from both organizations (the host and the recipient) attends the event.

2.

If the estimated value of the entertainment (excluding meals) exceeds $250 per person, the Associate must consult with the CCO to determine if it gives rise to actual or potential conflicts of interest. This applies to cases in which the Renaissance Associate is the host as well as the recipient of the entertainment. The CCO could bring the matter to the attention of a Managing Partner or other Senior Partner. Associates are not strictly prohibited from accepting entertainment with a value over $250 (e.g., a college or pro basketball, baseball, football game). However, it is imperative that Renaissance is assured that such entertainment opportunities are isolated in nature and do not jeopardize an Associate’s objectivity. Please note that ERISA plan fiduciaries are prohibited from receiving gifts and entertainment in an aggregate amount exceeding $250 per year.

3.

Renaissance requires its Associates to use Renaissance funds to pay for their own business lodging and other travel expenses. Legitimate business expenses will be reimbursed to the Associate by Renaissance in accordance with Renaissance’s Travel Policy. An exception can be made if a Renaissance Associate speaks at an industry conference and is reimbursed by the industry conference for travel expenses, meals and lodging and/or given free attendance to the conference or the conference is sponsored by our parent company.

C.	Sensitive Payments/Bribery/Kickback Prohibitions (FCPA)

Associates can make any type of charitable contributions or political contributions in his/her own name, but cannot use or in any way associate Renaissance’s name with such contributions (except as what is allowed under applicable law). All political contributions by an Associate or an Associate’s family members must be approved by the CCO in writing prior to any contribution being made according to the current Renaissance Pay to Play Policy. Note: Please refer to the Renaissance Pay to Play Policy for additional details.

Associates are strictly prohibited from doing the following:

1.	Using Renaissance’s name or funds to support political candidates or issues, or elected or appointed government officials;

2.	Paying or receiving bribes or kickbacks in violation of any law applicable to the transaction; and,

3.

Making payments to government officials or government employees that are unlawful or otherwise not in accordance with regulatory rules and generally accepted business practices of the governing jurisdiction.

The above notwithstanding, Renaissance makes charitable contributions in the normal course of business in the furtherance of relationships within the business community. Such contributions require the approval of a Managing Partner or Senior Partner (other than the CCO) and must be reported to the CCO.

V.	FELONIES, MISDEMEANORS AND SANCTIONS BY REGULATORY ORGANIZATIONS

As an investment advisor registered with the SEC, Renaissance is required to complete Form ADV Part 1. This form is submitted to the SEC on an annual basis or as material changes occur.

As part of Form ADV Part 1, Renaissance must disclose any past felonies, misdemeanors within the financial industry or causes for sanctions by regulatory organizations committed by any of Renaissance’s Associates. The specific questions from Form ADV Part 1 are reproduced and incorporated in the Annual Certification Form. Each Associate is responsible for answering the questions listed in the ADV section of the Annual Certification Form. If an Associate can answer “yes” to any of the questions contained in the ADV section of the Annual Certification Form either now or throughout the year, he/she has an obligation to inform the CCO immediately.

VI.	SECURITIES WHISTLEBLOWER INCENTIVES AND PROTECTION PROGRAM

Section 21F (h)(1) of the Exchange Act of 1934

A.  Securities Whistleblower Incentives and Protection Program (Section 21F (h)(1) of the Exchange Act of 1934)

Section 922 of the Dodd-Frank act authorized the SEC to reward whistleblowers who provide the SEC with original information that leads to a successful enforcement action by the SEC and/or certain state and federal regulators.

Pursuant to the terms of the Securities Whistleblower Incentives and Protection Program (the “Program”), a whistleblower is defined as a natural person who submits to the SEC information related to the ongoing or imminent violation of federal securities laws. To qualify as a whistleblower and to be considered for a bounty, a whistleblower must meet the following requirements:

1.	Voluntarily come forward to the SEC,

2.	With original information about a violation of the federal securities laws,

3.	That leads to a successful judicial or administrative enforcement action brought by the SEC,

4.	In which the SEC obtains monetary sanctions totaling more than $1 million.

B. Renaissance’s Policy on Securities Laws Violations

Renaissance maintains policies and procedures to help prevent violations of federal and/or state securities laws by its Associates. Renaissance’s CCO is in charge of monitoring and investigating its Associates for potential violations of securities laws. All Associates are encouraged to discuss any potential violations of federal and/or state securities laws with the CCO. All matters reported to the CCO will be investigated immediately and, if necessary, appropriate steps will be taken to address any potential violations.

Notwithstanding any provision directly or indirectly contained in any written agreement between Renaissance and any Associate, and notwithstanding any other communication of any other kind to the contrary, any Renaissance Associate can communicate with the Commission about a possible securities law violation at any time without penalty in accordance with the Whistleblower Regulations described above.

Nothing in this Code or in any other agreements an Associate has with Renaissance is intended to or shall preclude or impede an Associate from cooperating with any governmental or regulatory entity or agency in any investigation, or from communicating any suspected wrongdoing or violation of law to any such entity or agency, including, but not limited to, reporting pursuant to the “whistleblower rules” promulgated by the Securities and Exchange Commission (Securities Exchange Act Rules 21F-1, et seq.).

For avoidance of doubt, an Associate is not required to give the CCO or anyone at Renaissance prior notice of or obtain prior consent in connection with the regulatory communications contemplated by the SEC’s or any other regulatory entity or agency’s whistleblower rules.

All Associates are encouraged (and have the responsibility) to ask questions and seek guidance from the CCO or other senior management with respect to any action or transaction that could constitute a violation and to refrain from any action or transaction that could lead to the appearance of a violation. The CCO will also provide periodic training to all Renaissance Associates regarding the requirements of these policies and procedures.

Any questions pertaining to the above should be addressed with the CCO.

C.   Violations of the Code, State or Federal Statutes

Conflicts of Interest, unlawful activity (e.g., violation of state or federal law), theft, bribery, fraud, suspicious activity, incorrect financial reporting, tax evasion, or any situation or occurrence that any Associate observes or suspects could violate the Code, any other Renaissance Policy, or applicable federal or state securities law or statute should be immediately reported to the CCO. If the Associate feels uncomfortable reporting the activity or asking their question in the work environment, please contact the CCO at home at the number listed on the Renaissance intranet under Acct/HR/Associate Listing. If the Associate suspects the CCO of wrongdoing, he/she should notify a Managing Partner or another Senior Partner of Renaissance. All communications will be treated with the utmost sensitivity and every effort will be made to protect the complainant’s identity with the appropriate regard for confidentiality. This policy is designed to encourage Associates to include their name with the allegation(s) because appropriate follow-up questions and investigation might not be possible unless the source of the information is identified.

D.   Issue Reporting

Concerns expressed anonymously will be explored appropriately and consideration will be given to the seriousness of the issue raised, the credibility of the concern and the likelihood of confirming the allegation from attributable sources. However, if reported anonymously, the CCO will be unable to apprise the Associate of the actions taken. If an Associate decides to report allegations in an anonymous fashion, he/she should write as much detail regarding the action, or violation of policy/law as possible, reporting the dates, systems, clients and periods involved. This information should be mailed in hard copy to Renaissance’s current address to the attention of the CCO or to the attention of a Managing Partner or another Senior Partner in the case of alleged wrongdoing by the CCO. Ensure the envelope does not contain any identifiable name and/or address and should be mailed from a post office instead of from a home address.

Allegations made in bad faith (e.g., knowingly making false accusations) could result in disciplinary action for the Associate.

E. Investigative/Reporting Procedures

Renaissance hereby adopts the following procedures that are intended (1) to effect compliance with applicable laws, rules and regulations to which Renaissance is subject, and (2) to protect its Associates from retaliation under circumstances where they report possible violations of federal securities laws internally or externally.

1.  Requirement to Report Violations

All Associates shall promptly report to Renaissance’s CCO, or the CCO’s designee, evidence of:

(i)	A violation of any federal or state securities laws;

(ii)	A breach of fiduciary duty arising under any federal or state laws; or,

(iii)

A similar violation of any federal or state law by Renaissance or any Renaissance Associate. The CCO shall review all such reports (“Reports”) and provide such Reports to the Managing Partners and other Senior Partner of Renaissance.

2.  Consultation with Counsel

Upon receipt of any such Reports, the CCO can consult with legal counsel to determine whether an investigation and/or self-reporting to any regulatory body is recommended and/or necessary or determine it themselves.

3.  Investigation

If, after consultation with counsel or review by the CCO, it is determined that an internal investigation is necessary, the CCO will:

a.

Advise the Managing Partners and other Senior Partner of the existence of the Report, including all relevant facts and circumstances relating to such Report, and the determination reached after consultation with counsel or their review;

b.	Establish a reasonable timeframe for and initiate an investigation that will be conducted by Renaissance’s CCO with assistance from outside legal counsel, if necessary;

c.	Apprise the Managing Partners and other Senior Partner of the results of the investigation and recommend appropriate remedial measures to be taken upon a finding of:

(i)	A violation of any federal or state securities laws;

(ii)	A breach of fiduciary duty arising under any federal or state laws; or,

(iii)	A similar violation of any federal or state law by Renaissance or any Renaissance Associate.

4.  Self-Reporting to Regulatory Authorities

Upon the conclusion of an internal investigation that results in a finding of:

(i)	A material violation of any federal or state securities laws;

(ii)	A breach of fiduciary duty arising under any federal or state laws; or

(iii)	A similar violation of any federal or state law by Renaissance or any Renaissance Associate,

the Managing Partners, Senior Partner and/or the CCO could consult with legal counsel in an effort to determine whether self-reporting of such violation is necessary and/or recommended.

VII.  DEFEND TRADE SECRETS ACT

The Federal “Defend Trade Secrets Act” (“DTSA”) codified at 18 U.S.C. § 1832 et. seq. became effective on May 11, 2016. The DTSA’s primary function is to create a private cause of action for trade secret misappropriation under federal law. The DTSA also provides a mechanism for a court to seize and protect misappropriated trade secrets as requested by a plaintiff under extraordinary circumstances without providing advance notice to the defendant.

Most critically for Renaissance, the DTSA provides immunity against criminal or civil liability to Associates, consultants and contractors for violating any federal or state trade secret law if the disclosure of the trade secret is made to a federal, state or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or in a document filed under seal as part of a lawsuit or other proceeding.

The DTSA defines “trade secret” by reference to the Economic Espionage Act, to include: all forms and types of financial, business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically, or in writing if:

●	The owner has taken reasonable measures to keep such information secret; and,

●

The information derives independent economic value, actual or potential, from not being publicly known, and not being readily ascertainable through proper means by, another person who can obtain economic value from the disclosure or use of the information.

Under the DTSA, Renaissance is required to give advance notice of such immunity in any agreement or other document with an Associate, consultant, or contractor that governs the use of trade secrets.

Renaissance is therefore incorporating the following advance notice of immunity into this Code, which will be reviewed and acknowledged by all Renaissance Associates:

●

Any Renaissance Associate, contractor, or consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or in a document filed under seal as part of a lawsuit or other proceeding.

VIII. CONFIDENTIALITY

All reports and documents required to be filed under the Code are strictly confidential and will not be discussed with any unauthorized Associate of Renaissance. The reports/documents will be made available, however, to the Securities and Exchange Commission, DOL, Affiliated Managers Group, auditors or other regulatory bodies with authority to review such reports/documents, if requested. Other than those limited purposes, the reports/documents will be kept in a secure location/data storage location once they have been reviewed.

IX.  RECORDKEEPING

Renaissance will maintain in its records the following:

1.	A copy of the Code that is or was in effect;

2.	Records of any violations of the Code;

3.	Actions taken as a result of any violations;

4.	Copies of the Associate’s acknowledgment of receipt of the Code (Annual Certification Form);

5.	All reports and forms required to be filed by Associates under the Code;

6.	A record of all Associates who are or were required to file reports under this Code, or who are or were responsible for reviewing these reports; and,

7.	Preclearance requests, approval records, and any reasons supporting the decisions to approve the purchase of a limited offering.

The retention period is five (5) years from the end of the fiscal year in which the transaction occurs, in an easily accessible place, the first two (2) years onsite.

X.   EDUCATION

Renaissance will provide Associates with periodic training/education regarding Renaissance’s Code and related issues to educate Associates regarding their obligations, any amendments to the Code and/or regulatory changes. Associates are encouraged to ask the CCO questions regarding the Code.

XI.   ACKNOWLEDGMENT

Renaissance requires that all Associates annually acknowledge in writing that they understand and agree to comply with Renaissance’s Code in the Annual Certification Form.

XII.  QUESTIONS – CONCERNS

If an Associate has any questions or concerns regarding any definitions or duties imposed on them by this Code, he/she should immediately consult with the CCO.

XIII.   DELIVERY OF CODE OF ETHICS UPON REQUEST

Pursuant to the requirements of Form ADV Part 2A, Renaissance offers to provide a complete copy of Renaissance’s Code of Ethics to any client upon request. Any Associate who receives such a request for a copy of the Code of Ethics should forward that request to the CCO. The CCO is ultimately responsible for responding to any client request for the Code of Ethics.

A copy of any of the policies and procedures referenced in this Code can be found on the Renaissance Intranet or upon request by emailing compliance@reninv.com.